September 18, 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Ref:	Lane Co. #3, Inc.
Form 8-K

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of Form 8-K (File No. 000-51675) of Lane Co. #3, Inc. (“The Company”) and have reviewed the same. We agree with the statements made by the Company in the Form 8-K.

We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K.

Very truly yours,

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, PA